Exhibit 99.1

AeroVironment Prepares for Continued Growth, Creates Chief Operating Officer Position and Promotes Tom Herring to Role

•                  Chairman, Chief Executive Officer and President Tim Conver to focus on long-term growth planning, strategy and value creation

•                  Senior Vice President Tom Herring to focus on execution of annual operating plan and operational excellence

•                  Unmanned Aircraft Systems (UAS) Deputy General Manager Roy Minson promoted to general manager, UAS

MONROVIA, Calif., May 8, 2012 — AeroVironment, Inc. (NASDAQ:AVAV) today announced a realignment of its senior management team to support its growth plans.  The company promoted Senior Vice President and UAS General Manager Tom Herring to the newly established position of chief operating officer.  Herring will focus on the planning and execution of the company’s annual operating plan and on operational excellence.

The company also promoted Roy Minson from vice president and deputy general manager, UAS to senior vice president and general manager of the UAS business segment.  AeroVironment’s board of directors approved Minson’s appointment as an officer of the company, effective May 7, 2012.  Minson joined AeroVironment in April 2010 after nearly 30 years of broad experience in defense and commercial markets to lead UAS business development and serve as vice president and deputy general manager for the business segment.

“Tom will focus his attention on the effective execution of our annual operating plan and the efficient expansion of our capabilities to support the growth we anticipate.  Both Roy Minson and Wahid Nawabi, general manager of our Efficient Energy Systems business segment, will now report to Tom,” said Tim Conver, AeroVironment chairman, chief executive officer and president.

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AeroVironment pioneered and is now a world leader in the small unmanned aircraft systems market.  According to the latest United States Department of Defense Unmanned Systems Roadmap, as of July 1, 2011 AeroVironment’s RQ-11B Raven®, RQ-20A Puma™ and Wasp™ small unmanned aircraft systems represented 85 percent of the Department of Defense’s entire unmanned aircraft fleet.  In addition to United States armed forces, more than a dozen allied military forces employ AeroVironment small UAS.  AeroVironment also helped pioneer the market for electric vehicle (EV) charging solutions and is now a leader in industrial EV and passenger EV charging infrastructure solutions, with deployment of more than 7,000 of its level 2 charging systems in 44 states and multiple Canadian provinces and a growing number of its networked fast charging stations available for public use.

“Our team’s success in growing existing businesses and moving innovative new products and services to market has been outstanding and other major product and market developments are coming to fruition.  Our senior management team is now structured to focus diligently on both operational excellence and the achievement of our long-term growth plans, and we look forward to continuing to create value for all our stakeholders,” said Conver.

“When I joined AeroVironment in 2009 I was excited by the growth prospects that lay ahead of the company and by the opportunity to help realize them,” said Herring.  “Today I am even more enthusiastic about our people, our products and services that are so important to our customers and the multiple, significant growth opportunities we are pursuing.  I look forward to working with Tim and the broader AeroVironment team in my new role as we continue to deliver valuable new capabilities to our customers that empower them to be more successful.”

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About AeroVironment, Inc.

AeroVironment is a technology solutions provider that designs, develops, produces, operates and supports an advanced portfolio of Unmanned Aircraft Systems (UAS) and electric transportation solutions.  Agencies of the U.S. Department of Defense and allied military services use the company’s electric-powered, hand-launched unmanned aircraft systems extensively to provide situational awareness to tactical operating units through real-time, airborne reconnaissance, surveillance and communication.  Multiple government agencies have helped to fund the development and demonstration of Global Observer®, a hybrid-electric, stratospheric UAS designed to provide affordable, persistent reconnaissance and communication over any location on the globe.  Switchblade™ is a loitering munition designed to provide a rapid, lethal, pinpoint precision strike capability with minimal collateral damage.  AeroVironment’s electric transportation solutions include a comprehensive suite of electric vehicle (EV) charging systems, installation and data services for consumers, automakers, utilities and government agencies, power cycling and test systems for EV developers and industrial electric vehicle charging systems for commercial fleets.  More information about AeroVironment is available at www.avinc.com.

Safe Harbor Statement

Certain statements in this press release may constitute “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from those expressed or implied. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, our ability to perform under existing contracts and obtain additional contracts; changes in the regulatory environment; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; failure to develop new products or integrate new technology with current products; and general economic and business conditions in the United States and

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elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

AeroVironment, Inc.

Steven Gitlin

+1 (626) 357-9983

pr@avinc.com

Mark Boyer

For AeroVironment, Inc.

+1 (310) 229-5956

mark@boyersyndicate.com

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